SUBSIDIARIES OF eVISION


Name of Subsidiary                            Jurisdiction of Incorporation
------------------                            -----------------------------
eBroker USA.Com, Inc.                                  Colorado
American Fronteer Financial Corporation                Colorado
RAF Services, Inc. of Texas                            Texas
RAF Services, Inc. of Louisiana                        Louisiana
RAF Services, Inc.                                     Nevada
Q6 Technologies, Inc.                                  Colorado
Secutron Corp.                                         Colorado
MidRange Solutions Corp.                               Colorado
eBanker USA.com, Inc.                                  Colorado
Fronteer Income Growth, Inc.                           Foreign
Corporate Net Solutions, Inc.                          Delaware
Fronteer Corporate Services, Inc.                      Colorado